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                              RVM INDUSTRIES, INC.
                             FORM 8-K CURRENT REPORT
                                NOVEMBER 21, 2001

                                   EXHIBIT 99


NEWS FOR IMMEDIATE RELEASE

Contact: Richard D. Pollock, President (330-753-4545)

                      RVM INDUSTRIES SELLS RAVENS TRAILERS

     AKRON, Ohio (Nov. 17, 2001) - RVM Industries Inc. Chairman Jacob "Jerry" Pollock announced today the sale of the company's largest wholly-owned subsidiary, Ravens Inc., to Fontaine Trailer Company of Haleyville, Ala.

     Ravens is a leading manufacturer of all-aluminum platform and dump trailers and steel dump trailers. It has manufacturing operations in Kent, Jacksonville, N.C and Knox, Ind., and a sales and service branch in Dover. The sale includes all Ravens assets and facilities. The final sale price will be based on an accounting of assets as of the end of business Nov. 15, which will take about 30 days to complete, said Pollock.

     "The current difficulties being experienced throughout the trailer industry and the uncertainty of the timing of a turnaround were the driving factors in our decision to sell Ravens," he said. "We are fortunate to have found a buyer who will preserve the Ravens nameplate and carry on the tradition and quality associated with it."

     Pollock acquired majority control of Ravens in 1991. He moved the company from Ravenswood, W.Va. to Akron and, in 1996, built a new state-of-the-art manufacturing facility in Kent. In 1999, he purchased the dump and transfer trailer operations of Galbreath Incorporated, adding steel trailers to Ravens' aluminum trailer line. Under his stewardship, Ravens sales rose from $14 million to more than $60 million.

     RVM Industries Inc. (OTCBB: RVMI) is a holding company. With the sale of Ravens, its sole remaining subsidiary is Signs and Blanks Inc., a manufacturer of aluminum control and safety signs.